EXHIBIT 99.1

23301 Wilmington Avenue
Carson, CA 90745-6209
310.513.7200
www.ducommun.com
NEWS RELEASE

FOR IMMEDIATE RELEASE
Ducommun Reports Results for the
Fourth Quarter Ended December 31, 2014
Record Commercial Aerospace Revenue and Strong Cash Flow in 2014
LOS ANGELES, California (April 9, 2015) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its fourth quarter and year ended December 31, 2014.
Fourth Quarter 2014 Highlights

•	Fourth quarter revenue was $187.6 million

•	Net income was $5.2 million, or $0.46 per diluted share

•	EBITDA for the quarter was $18.2 million

•	Cash flow from operations of $32.5 million

•	Ducommun made voluntary principal prepayments totaling $20.1 million on its term loan during the quarter -- resulting in a total of $42.6 million in voluntary prepayments for fiscal 2014

“Ducommun posted its seventh consecutive quarter of year-over-year commercial aerospace growth, ending 2014 with record sales in this market of $242 million -- up 14% over 2013,” said Anthony J. Reardon, chairman and chief executive officer. “Continued strength on key Boeing and Airbus platforms and an increase in demand from the regional and business jet markets were the primary drivers of such growth, while non-A&D sales rose by nearly 7% during the year. At the same time, we paid down $42.6 million in debt, bolstering our balance sheet.
“Looking ahead, we continue to see many opportunities to grow the business even in an environment of lower defense spending. We believe 2015 will be a transition year where the first half is impacted by a reduction in sales to certain legacy military programs and overall reduced government procurement activity, partially offset by further expansion in Ducommun’s commercial aerospace and non A&D end markets. However, we see a solid second half of the year with continued strength in these areas driving top line expansion and paving the way for further growth in 2016.
"We were also pleased with record annual cash flow of $53.4 million last year facilitating our de-leveraging success. In addition, Ducommun is actively exploring the opportunity to refinance its debt mid-year, market conditions permitting, which we anticipate would result in much lower interest expense going forward. Given this backdrop -- and our focus on margin improvement -- we feel confident Ducommun is taking the right steps to position the Company for increased growth and enhanced operational performance in 2016 and beyond with the goal of improving our shareholder returns.”

Fourth Quarter Results
Net revenue for the fourth quarter of 2014 was $187.6 million, compared to $188.0 million for the fourth quarter of 2013. The flat revenue year-over-year primarily reflects 18% lower revenue in the Company’s military and space markets partially offset by 25% higher revenue in the Company’s commercial aerospace end-use markets.
Net income for the fourth quarter of 2014 was $5.2 million, or $0.46 per diluted share compared to a net loss of $5.2 million, or $0.49 per diluted share, for the fourth quarter of 2013. Net income for the fourth quarter of 2014 was higher on a comparison basis primarily due to charges booked in the fourth quarter of 2013 of approximately $14.1 million in the DAS segment related to the

Embraer Legacy 450/500 and Boeing 777 wing tip contracts; in addition the fourth quarter of 2014 was positively impacted by insurance recoveries related to property and equipment, and the reversal of a forward loss reserve as a result of a customer settlement, partially offset by higher accrued compensation and benefit costs and lower tax benefits. The current quarter effective income tax benefit rate was 27.8% compared to an effective tax benefit rate of 28.7% in the prior year’s quarter. The fourth quarter 2014 effective tax rate included a benefit of approximately $2.4 million in federal research and development tax credits (“Federal R&D Tax Credit”) as a result of the reinstatement of the research and development tax credit for 2014 passed in fourth quarter 2014, as compared to the fourth quarter 2013 which included approximately $0.8 million of Federal R&D Tax Credits.
Operating income for the fourth quarter of 2014 was $10.1 million, or 5.4% of revenue, compared to an operating loss of $0.1 million, or 0.1% of revenue, for the comparable period in 2013. The higher operating income in the fourth quarter of 2014 compared to the prior year period was primarily due to charges of approximately $14.1 million in the DAS segment related to the Embraer Legacy 450/500 and Boeing 777 wing tip contracts recorded in the fourth quarter of 2013, and the reversal of a forward loss reserve as a result of a customer settlement, partially offset by higher accrued compensation and benefit costs.
Interest expense decreased to $7.0 million in the fourth quarter of 2014, compared to $7.3 million in the previous year’s fourth quarter, as the Company continued to de-lever its balance sheet. Other income for the fourth quarter of fiscal 2014 included $1.0 million of insurance recoveries related to property and equipment compared to none in the comparable period in 2013.
EBITDA for the fourth quarter of 2014 was $18.2 million, or 9.7% of revenue, compared to $16.4 million, or 8.7% of revenue, for the comparable period in 2013.
During the fourth quarter of 2014, the Company generated $32.5 million of cash from operations compared to $31.3 million during the fourth quarter of 2013.
The Company’s firm backlog as of December 31, 2014 was approximately $559.3 million.
Ducommun AeroStructures (“DAS”)
The Company’s DAS segment reported net revenue for the current quarter of $78.3 million, compared to $80.8 million for the fourth quarter of 2013. The lower revenue was primarily due to a 27% decrease in military and space revenue that was partially offset by a 18% increase in commercial aerospace revenues.

DAS segment operating income was $6.9 million, or 8.8% of revenue, compared to an operating loss of $6.0 million, or 7.5% of revenue, in the fourth quarter of 2013. The year over year operating income variance reflects charges booked in the fourth quarter of 2013 of approximately $14.1 million related to the Embraer Legacy 450/500 and Boeing 777 wing tip contracts, and the reversal of a forward loss reserve as a result of a customer settlement, partially offset by higher accrued compensation and benefit costs. EBITDA was $10.5 million for the current quarter, or 13.5% of revenue, compared to negative EBITDA of $1.0 million, or 1.2% of revenue, for the comparable quarter in the prior year. EBITDA for the fourth quarter of fiscal 2014 included $1.0 million of insurance recoveries related to property and equipment compared to none in the comparable period in 2013.
Ducommun LaBarge Technologies (“DLT”)
The Company’s DLT segment reported net revenue for the fourth quarter of $109.3 million, compared to $107.2 million for the fourth quarter of 2013. The higher revenue reflected a 61% increase in commercial aerospace revenue, partially offset by lower military and space revenue.

DLT’s operating income for the fourth quarter of 2014 was $8.5 million, or 7.8% of revenue, compared to $9.4 million, or 8.8% of revenue, for the fourth quarter of 2013, primarily due to higher accrued compensation and benefit costs, and higher manufacturing costs, partially offset by favorable product mix and higher revenue. EBITDA was $13.0 million for the current quarter, or 11.9% of revenue, compared to $13.9 million, or 13.0% of revenue, in the comparable quarter of 2013.
Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the fourth quarter of 2014 were $5.3 million, or 2.8% of total Company revenue, compared to $3.5 million, or 1.9% of total Company revenue in the comparable prior year period. CG&A expenses increased primarily due to higher accrued compensation and benefit costs.

Full Year Results
Net revenue for the year ended December 31, 2014 was $742.0 million compared to $736.7 million for the year ended December 31, 2013. The revenue increase year-over-year primarily reflects 14% higher commercial aerospace revenue and 7% increase in non-aerospace and defense (“non-A&D”) revenue, partially offset by 8% lower revenue in the Company’s military and space markets.
Net income for the year ended December 31, 2014 was $19.9 million, or $1.79 per diluted share, compared to net income of $11.4 million, or $1.05 per diluted share, for the year ended December 31, 2013. Net income in 2014 was higher primarily due to charges booked in the fourth quarter of 2013 of approximately $14.1 million related to the Embraer Legacy 450/500 and Boeing 777 wing tip contracts, the reversal of a forward loss reserve as a result of a customer settlement, insurance recoveries related to property and equipment, partially offset by higher accrued compensation and benefit costs.
Operating income for the year ended December 31, 2014 increased 33.4% to $51.8 million, or 7.0% of revenue, compared to $39.3 million, or 5.3% of revenue, for the year ended December 31, 2013. Operating income in 2014 was higher primarily due to charges of approximately $14.1 million related to the Embraer Legacy 450/500 and Boeing 777 wing tip contracts recorded in the fourth quarter of 2013, and the reversal of a forward loss reserve as a result of a customer settlement, partially offset by higher accrued accrued compensation and benefit costs.
Interest expense decreased to $28.1 million for the year ended December 31, 2014, compared to $29.9 million for the year ended December 31, 2013, as the Company continued to de-lever its balance sheet by making voluntary prepayments on its long-term debt. Other income for 2014 included $2.6 million of insurance recoveries related to property and equipment compared to none in 2013.
EBITDA for the twelve months ended December 31, 2014 was $83.3 million, or 11.2% of revenue, compared to $70.2 million, or 9.5% of revenue, for the twelve months ended December 31, 2013.
During the year fiscal 2014 the Company generated $53.4 million of cash from operations compared to $46.0 million during fiscal 2013.
Ducommun AeroStructures
The Company’s DAS segment reported net revenue for the year ended December 31, 2014 of $320.0 million, compared to $315.2 million for the twelve months ended December 31, 2013. The higher revenue was primarily due to a 10% increase in commercial aerospace revenue partially offset by a 9% decrease in military and space revenue.

DAS segment operating income for fiscal 2014 was $34.9 million, or 10.9% of revenue, compared to operating income of $19.0 million, or 6.0% of revenue, for fiscal 2013. The higher operating income was primarily due to charges of approximately $14.1 million related to the Embraer Legacy 450/500 and Boeing 777 wing tip contracts booked in the fourth quarter of 2013, the reversal of a forward loss reserve as a result of a customer settlement, a $0.8 million worker’s compensation audit refund related to prior years, partially offset by higher accrued compensation and benefit costs. EBITDA was $48.5 million for the year ended in 2014, or 15.1% of revenue, compared to $31.4 million, or 10.0% of revenue, for the comparable period in 2013. EBITDA for the twelve month period of fiscal 2014 included $2.6 million of insurance recoveries related to property and equipment that was recorded as other income compared to none in the comparable period in 2013.
Ducommun LaBarge Technologies
The Company’s DLT segment reported net revenue for the twelve months ended December 31, 2014 of $422.1 million, compared to $421.4 million for the twelve months ended December 31, 2013. The slight increase in revenue year-over-year was primarily due to 32% higher commercial aerospace revenue and 7% higher non-A&D revenue partially offset by a 7% decline in defense technologies revenue.
DLT’s operating income for the twelve months of 2014 was $34.6 million, or 8.2% of revenue, compared to $37.0 million, or 8.8% of revenue, for the same period in 2013 due to higher accrued compensation and benefit costs and lower revenue, partially offset by favorable product mix. EBITDA was $52.5 million for the twelve month period of 2014, or 12.4% of revenue, compared to $55.4 million, or 13.1% of revenue for 2013.
Corporate General and Administrative Expenses
CG&A expenses for the twelve months ended December 31, 2014 were $17.8 million, or 2.4% of total Company revenue, up from $16.7 million, or 2.3% of total Company revenue, in the twelve months ended December 31, 2013. CG&A expense increased primarily due to higher accrued compensation and benefit costs partially offset by the fact that the prior year included a $0.5 million charge related to the Company’s debt repricing transaction.
Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman and chief executive officer, and Joseph P. Bellino, the Company’s vice president, treasurer and chief financial officer, will be held tomorrow, April 10, 2015 at 5:00 a.m. PT (8:00 a.m. ET) to review these financial results. To participate in the teleconference, please call 877-474-9505 (international 857-244-7558) approximately ten minutes prior to the conference time. The participant passcode is 53204424. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.
This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 28093138.

About Ducommun Incorporated
Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (“DAS”) and Ducommun LaBarge Technologies (“DLT”). Additional information can be found at www.ducommun.com.
Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Joseph P. Bellino, Vice President, Treasurer and Chief Financial Officer, 310.513.7211
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2014	December 31, 2013
		As Restated
Assets
Current Assets
Cash and cash equivalents	$45,627	$48,814
Accounts receivable, net	91,060	91,909
Inventories	142,842	140,507
Production cost of contracts	11,727	11,599
Deferred income taxes	13,783	12,669
Other current assets	23,702	28,083
Total Current Assets	328,741	333,581
Property and Equipment, Net	99,068	96,090
Goodwill	157,569	157,569
Intangibles, Net	155,104	165,465
Other Assets	7,117	9,940
Total Assets	$747,599	$762,645
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$26	$25
Accounts payable	58,979	58,111
Accrued liabilities	52,066	50,122
Total Current Liabilities	111,071	108,258
Long-Term Debt, Less Current Portion	290,026	332,677
Deferred Income Taxes	69,448	67,989
Other Long-Term Liabilities	20,484	19,450
Total Liabilities	491,029	528,374
Commitments and Contingencies
Shareholders’ Equity
Common stock	110	110
Treasury stock	—	(1,924)
Additional paid-in capital	72,206	68,909
Retained earnings	190,905	171,038
Accumulated other comprehensive loss	(6,651)	(3,862)
Total Shareholders’ Equity	256,570	234,271
Total Liabilities and Shareholders’ Equity	$747,599	$762,645

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(Quarterly Information Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
		As Restated		As Restated
Net Revenues	$187,612	$187,975	$742,045	$736,650
Cost of Sales	153,985	168,410	601,713	612,498
Gross Profit	33,627	19,565	140,332	124,152
Selling, General and Administrative Expenses	23,560	19,674	88,565	84,849
Operating Income (Loss)	10,067	(109)	51,767	39,303
Interest Expense	(6,983)	(7,250)	(28,077)	(29,918)
Other Income	950	—	2,550	—
Income (Loss) Before Taxes	4,034	(7,359)	26,240	9,385
Income Tax (Benefit) Expense	(1,122)	(2,115)	6,373	(1,993)
Net Income (Loss)	$5,156	$(5,244)	$19,867	$11,378
Earnings (Loss) Per Share
Basic earnings (loss) per share	$0.47	$(0.49)	$1.82	$1.06
Diluted earnings (loss) per share	$0.46	$(0.49)	$1.79	$1.05
Weighted-Average Number of Common Shares Outstanding
Basic	10,950	10,804	10,897	10,695
Diluted	11,188	10,804	11,126	10,852

Gross Profit %	17.9%	10.4%	18.9%	16.9%
SG&A %	12.6%	10.5%	11.9%	11.5%
Operating Income (Loss) %	5.4%	(0.1)%	7.0%	5.3%
Net Income (Loss) %	2.7%	(2.8)%	2.7%	1.5%
Effective Tax (Benefit) Rate	(27.8)%	(28.7)%	24.3%	(21.2)%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Three Months Ended					Years Ended
	% Change	December 31, 2014	December 31, 2013	% of Net Revenues 2014	% of Net Revenues 2013	% Change	December 31, 2014	December 31, 2013	% of Net Revenues 2014	% of Net Revenues 2013
			As Restated		As Restated			As Restated		As Restated
Net Revenues
DAS	(3.1)%	$78,329	$80,795	41.8%	43.0%	1.5%	$319,956	$315,232	43.1%	42.8%
DLT	2.0%	109,283	107,180	58.2%	57.0%	0.2%	422,089	421,418	56.9%	57.2%
Total Net Revenues	(0.2)%	$187,612	$187,975	100.0%	100.0%	0.7%	$742,045	$736,650	100.0%	100.0%
Segment Operating Income
DAS		$6,882	$(6,023)	8.8%	(7.5)%		$34,949	$19,008	10.9%	6.0%
DLT		8,510	9,409	7.8%	8.8%		34,599	37,030	8.2%	8.8%
		15,392	3,386				69,548	56,038
Corporate General and Administrative Expenses (1)		(5,325)	(3,495)	(2.8)%	(1.9)%		(17,781)	(16,735)	(2.4)%	(2.3)%
Total Operating Income (Loss)		$10,067	$(109)	5.4%	(0.1)%		$51,767	$39,303	7.0%	5.3%
EBITDA
DAS
Operating Income		$6,882	$(6,023)				$34,949	$19,008
Other Income (2)		950	—				2,550	—
Depreciation and Amortization		2,717	5,019				10,959	12,406
		10,549	(1,004)	13.5%	(1.2)%		48,458	31,414	15.1%	10.0%
DLT
Operating Income		8,510	9,409				34,599	37,030
Depreciation and Amortization		4,486	4,484				17,928	18,346
		12,996	13,893	11.9%	13.0%		52,527	55,376	12.4%	13.1%
Corporate General and Administrative Expenses
Operating loss		(5,325)	(3,495)				(17,781)	(16,735)
Depreciation and Amortization		(8)	47				137	174
		(5,333)	(3,448)				(17,644)	(16,561)
EBITDA		$18,212	$9,441	9.7%	5.0%		$83,341	$70,229	11.2%	9.5%
Adjusted EBITDA
Asset Impairments (3)		$—	$6,975				$—	$6,975
Adjusted EBITDA		$18,212	$16,416	9.7%	8.7%		$83,341	$77,204	11.2%	10.5%

Capital Expenditures
DAS		$8,756	$4,079				$12,742	$8,287
DLT		1,046	1,954				5,782	5,000
Corporate Administration		5	49				30	116
Total Capital Expenditures		$9,807	$6,082				$18,554	$13,403

(1)	Includes costs not allocated to either the DLT or DAS operating segments.

(2)	Insurance recoveries related to property and equipment included as other income.

(3)
The 2013 periods include an approximate $14.1 million in charges related to the Embraer Legacy 450/500 and Boeing 777 wing tip contracts and was comprised of approximately $7.0 million of asset impairment charges for production cost of contracts; approximately $5.2 million of forward loss reserves and approximately $1.9 million of inventory write-offs.